Exhibit 10.2

DATED  12 OCTOBER 2000

(1) HAVANT INTERNATIONAL LIMITED

- and -

(2) HAVANT INTERNATIONAL HOLDINGS LIMITED

SERVICES AGREEMENT

[DLA LOGO]

CONTENTS

1.	DEFINITIONS AND INTERPRETATION

2.	SERVICES

3.	UNDERTAKINGS AND RESPONSIBILITIES OF THE PARTIES

4.	STANDARD OF SERVICE

5.	LIMITATION OF LIABILITY

6.	VAT

7.	CONFIDENTIALITY

8.	IMPROVEMENTS AND MODIFICATIONS

9.	NATURE OF AGREEMENT

10.	DEFAULT PROVISIONS

11.	TERMINATION FOR BREACH

12.	NO PARTNERSHIP

13.	ASSIGNMENT

14.	ENTIRE AGREEMENT

15.	NOTICES

16.	AGREEMENT CONTINUES IN FORCE

17.	SEVERABILITY

18.	WAIVER

19.	VARIATIONS

20.	COUNTERPARTS

21.	GOVERNING LAW

THIS SERVICES AGREEMENT is made on 12 OCTOBER 2000

BETWEEN:

(1)           HAVANT INTERNATIONAL LIMITED a company registered in England and Wales with company number 3134912 whose registered office is at Langstone Road, Havant, Hampshire PO9 ISA (“HIL”)

(2)           HAVANT INTERNATIONAL HOLDINGS LIMITED a company registered in England and Wales with company number 02986793 whose registered office is at Langstone Road, Havant, Hampshire PO9 ISA (“HIHL”).

WHEREAS:

(A)         Pursuant to the terms of the Memoranda of Transfer HIL has agreed to transfer by means of a dividend in specie to HIHL the Businesses previously operated within HIL together with certain assets used therein.

(B)          One of the terms of the Memoranda of Transfer is that the parties hereto enter into this Services Agreement pursuant to which (i) HIL (or its associates) will supply or perform (as the case may be) certain goods or services for the benefit of HIHL and (ii) HIHL will supply or perform (as the case may be) certain goods or services for the benefit of HIL, each upon and subject to the terms and conditions hereafter appearing.

IT IS HEREBY AGREED as follows:-

1.            DEFINITIONS AND INTERPRETATION

1.1           In this Agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:-

“Building Services” means those Services included in Part 3 of Schedule B;

“Business Day” means a day not being a Saturday or Sunday or public holiday on which banks are open for business in the City of London;

“Businesses” means the MSD Business and the Property Business;

“Central Services” means those Services included in Part 1 of Schedule B;

“Contract Worker” means a person (if any) whose services are provided to either HIL or HIHL by agencies on a contracted-in basis and who are not employees of either HIL or HIHL;

“Finance Services” means the Services described in Part 2 of Schedule A;

“Group Services” means the Services described in Part 3 of Schedule A;

“HIL Group” means HIL and any undertaking which in relation to HIL is a wholly-owned subsidiary undertaking from time to time;

“Improvement” means any development, enhancement or derivative of a Service, or its operation, provision, replacement, implementation or design which would make such Service cheaper, more effective or more useful;

“Information Systems Services” means the Services described in Part 4 of Schedule A;

“Intellectual Property” includes patents, inventions, know-how, trade secrets and other confidential information registered designs, copyrights, design rights, rights affording equivalent protection to copyright and design rights, topography rights, trade marks, service marks, business names, trade names, moral rights, registration of an application to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country, rights in the nature of unfair competition rights and rights to sue for passing-off;

“Memoranda of Transfer” means the MSD Memorandum of Transfer and the Property Memorandum of Transfer;

“month” means a calendar month;

“MSD Business” means the business and assets of the manufacturing services division of HIL;

“MSD Memorandum of Transfer” means the memorandum of transfer relating to the transfer of the MSD Business from HIL to HIHL to be executed at the date hereof;

“parent undertaking and subsidiary undertaking” means each such expression shall bear the meaning ascribed thereto in the Companies Act 1985 as amended.

“Personnel Services” means the Services described in Part 1 of Schedule A;

“Property Business” means the business and assets of the property division of HIL;

“Property Memorandum of Transfer” means the memorandum of transfer relating to the transfer of the property business from HIL to HIHL to be executed at the date hereof;

“Quarter” means each period of 3 months commencing on 1st December, 1st March, 1st June and 1st September in each year;

“Service(s)” means all and, where appropriate, any of the following:

Building Services

Central Services

Finance Services

Group Services

Information Systems Services

Personnel Services

Warehousing Services

“Warehousing Services” means the Services described in Part 2 of Schedule B.

1.2           In this Agreement words incorporating the masculine gender only include the feminine and neuter genders and words incorporating the singular number only include the plural and vice versa.

1.3           Unless otherwise stated, references to recitals, clauses, sub-clauses and schedules are references to recitals, clauses and sub-clauses of and schedules to this Agreement. Schedules A and B shall form part of this Agreement.

1.4           The index and clause headings are for ease of reference only and shall not affect the construction or interpretation of this Agreement.

1.5           Any reference to either of the parties hereto shall include their respective successors and assignees.

1.6           References to writing shall include typewriting, printing, lithography, photography and facsimile messages and other modes of reproducing words in a legible and non-transitory form.

2.            SERVICES

2.1           With effect from the date hereof HIL shall (or shall procure that the relevant member of the HIL Group shall) provide to HIHL the Services specified in Schedule A upon the terms of this Agreement (including Schedule A).

2.2           With effect from the date hereof HIHL shall provide to HIL the Services specified in the Schedule B upon the terms of this Agreement (including Schedule B).

2.3           Subject to the provisions of clause 11 each of the Services will be provided upon the terms of this Agreement for a period of two years from the date hereof save that either HIHL or HIL may terminate any of the Services upon three months notice in writing to HIL or HIHL (as appropriate).

2.4           The price for each of the Services (excluding VAT) shall be such market rate as is negotiated between HIHL and HIL from time to time.

2.5           The consideration payable in relation to each of the Services from time to time as provided in clause 2 shall be payable on a monthly basis invoiced at the end of each month with payment due on the 21st day of each month after delivery of the monthly invoice to such accounts as the parties may notify in writing to each other from time to time provided that at least 3 business days’ notice of a change in account details is given before such change is to take effect.

2.6           During any period of notice of termination or variation of any of the Services the relevant Service will be provided and paid for at the level and cost applicable immediately prior to the service of such notice.

2.7           Each party shall not be obliged to incur any expenditure or liability on behalf of the other party unless payment has been made in full or otherwise secured to the reasonable satisfaction of HIL or HIHL (as appropriate) by payment of the monies required to fund that expenditure or satisfy that liability.

3.             UNDERTAKINGS AND RESPONSIBILITIES OF THE PARTIES

3.1           The parties shall use all reasonable endeavours to procure that all existing external suppliers of products and services included with the Services will agree to provide HIHL in relation to Schedule A and HIL in relation to Schedule B with such products and services through existing contracts with members of the HIL Group or with HIHL (as appropriate) on the same terms and conditions and:-

3.1.1        HIHL shall indemnify HIL (and keep HIL indemnified) (for itself and as a trustee for each and every member of the HIL Group) in respect of all and any costs, claims, actions and expenses incurred by HIL (or the member or members of the HIL Group as the case may be) thereunder insofar as the same shall arise out of the provision of the Services described in Schedule A.

3.1.2        HIL shall indemnify HIHL (and keep HIHL indemnified) in respect of all and any costs, claims, actions and expenses incurred by HIHL thereunder insofar as the same shall arise out of the provision of the Services described in schedule B.

3.2           The parties undertake to negotiate in good faith in respect of any requests for changes to the Services.

3.3           HIHL undertakes to provide to HIL all such information and data as HIL shall from time to time reasonably require and shall have requested upon reasonable notice in order to enable HIL to provide the Services described in Schedule A.

3.4           HIL undertakes to provide to HIHL all such information and data HIHL shall from time to time reasonably require and shall have requested upon reasonable notice in order to enable HIHL to provide the Services described in Schedule B.

3.5           Each party shall be entitled to assume that all information provided to it by the other in connection with the provision of the Services is true, accurate and complete in all material respects.

4.            STANDARD OF SERVICE

4.1           HIL warrants and undertakes to HIHL that it will at all times exercise reasonable care and skill in the provision of the Services described in Schedule A.

4.2           HIHL warrants and undertakes to HIL that it will at all times exercise reasonable care and skill in the provision of the Services described in Schedule B.

5.            LIMITATION OF LIABILITY

5.1           The provisions set out in this clause 5.1 shall apply to either HIL and/or HIHL as if either were the Defendant or the Claimant (as such terms are defined below) as appropriate;

5.1.1        One party (the “Defendant”) shall not be liable to the other party (the “Claimant”) for any loss or damage caused by or arising out of or in connection with:-

5.1.1.1     any opinion or advice given by any employee, consultant or Contract Worker of HIHL or an HIL Group company (as appropriate) whether orally or in writing and whether given in his own name or in the name of HIHL, HIL or any member of the HIL Group (as appropriate) whether as part of the provision of the Services or otherwise; or

5.1.1.2     the provision of the Services provided that HIL or HIHL (as appropriate) can show that it complied with its warranty and undertaking in clause 4 above;

whether such claim arises in tort or contract or otherwise PROVIDED ALWAYS THAT the Defendant shall without prejudice to the Claimant’s right to claim against the Defendant under clause 4 give the Claimant all reasonable assistance in prosecuting any action or claim it may have against any external supplier of the Services or any of them, but at the Claimant’s sole cost (including the Defendant’s out-of-pocket expenses). The Claimant hereby agrees to indemnify the Defendant and keep the Defendant indemnified against all claims, costs, actions and expenses incurred or suffered by HIL as a result of any such prosecution. These limitations shall not apply to the extent they would prevent an action being brought against a third party in contract.

5.1.2        To the extent possible the Defendant shall use its reasonable endeavours to put the Claimant in the same contractual position as the Defendant vis-à-vis third party suppliers of Services.

5.2           Notwithstanding any other provision of this Agreement, neither party shall be liable to other party for any indirect, special or consequential damage or loss suffered or incurred by such other party arising out of any breach of this Agreement and for the purposes of this Agreement indirect, special or consequential damage or loss shall include, but not be limited to, damage to or loss of data or other equipment or property, economic loss or damage, damage to or loss of profits, interest, business revenue, anticipated savings, business, goodwill and the incurring of liability for loss or damage of any nature whatsoever suffered by third parties (including in each case incidental and/or punitive damages), even if either party is advised in advance of the possibility of any such losses and/or damages.

5.3           Notwithstanding any other terms of this Agreement each party’s total maximum liability to the other party for any claim made hereunder in respect of a particular Service shall be limited to the aggregate quarterly amount payable by HIHL in respect of Schedule A and HIL in respect of Schedule B in respect of that Service under this Agreement at the date upon which the claims shall have arisen.

5.4           The parties shall not be liable to each other or be deemed to be in breach of this Agreement by reason of any delay in performing, or any failure to perform, any of its obligations in relation to the Services, if the delay or failure is beyond the relevant party’s reasonable control.  Without prejudice to the generality of the foregoing, the following shall be regarded as causes beyond reasonable control:

5.4.1        Act of God, explosion, flood, tempest, fire or accident;

5.4.2        war or threat or war, sabotage, civil disturbance or requisition;

5.4.3        compliance with any acts, restrictions, regulations, bye-laws, prohibitions or measures of any kind on the part of any governmental, parliamentary or local authority;

5.4.4       compliance with any import or export regulations or embargoes;

5.4.5        strikes, lock-outs or other industrial actions or trade disputes (whether involving employees of the parties or of a third party);

5.4.6        difficulties in obtaining raw materials, labour (including illness and injury), fuel, parts of machinery (provided such machinery had, in the past, been adequately maintained); and

5.4.7        power failure or breakdown in machinery (provided such machinery had, in the past, been adequately maintained).

5.5           Each party shall take all such reasonable steps as it is able to bring to an end as quickly as possible any event contemplated in clause 5.4 which leads to delay in it performing or failure to perform any of its obligations in relation to the Services and shall use its reasonable endeavours to find a solution by which Services (or similar services) may be provided despite the continuance of any event referred to in clause 5.4 above,

6.            VAT

All amounts expressed to be payable pursuant to the terms of this Agreement shall be deemed to be value added tax exclusive and value added tax at the applicable rate may be added thereto if appropriate.

7.            CONFIDENTIALITY

Each party undertakes to the other to keep confidential (and to take all reasonable steps to ensure the same) all confidential information (save to the extent that the same is in the public domain otherwise than by breach of this agreement or as required by law) relating to the business or the affairs of the other party and shall use such information in a bona fide manner for the purposes of the provision and/or receipt of the Services only and allow access to such confidential information by their personnel only to the extent necessary to perform or receive the relevant Service.

8.            IMPROVEMENTS AND MODIFICATIONS

8.1           HIHL shall provide HIL with details of any Improvement belonging to HIL which it wishes to be incorporated into any of the Services described in Schedule A or any other modification which it wishes to be made to any of the Services described in Schedule A from time to time;

8.2           HIL shall provide HIHL with details of any Improvement belonging to HIL which it wishes to be incorporated into any of the Services described in Schedule B or any other modification which it wishes to be made to any of the Services described in Schedule B from time to time.

8.3           The parties shall provide each other with details of any Improvement which is made, developed or acquired from time to time in relation to any of the Services;

8.4           The title to and all Intellectual Property in respect of any Improvement created, made, developed or acquired by either party shall belong to that party but a royalty free licence lasting for the time for which the particular Service is provided shall be granted by that party to the other.

8.5           Each party shall not unreasonably withhold its consent to the incorporation into the Services of any Improvement belonging or available to that party or any other modification to the Services as is referred to in clause 8.1 and 8.2.

8.6           HIL and HIHL shall discuss the period for which each of the Services are provided but without prejudice to the rights and obligations created by this Agreement.

9.            NATURE OF AGREEMENT

HIL shall be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through any other company which is and remains at the relevant time its subsidiary undertaking or any other person provided that that other company has been incorporated in any part of the United Kingdom and provided further that no performance of any such obligations by a third party shall relieve HIL of its liability therefor under this Agreement.

10.          DEFAULT PROVISIONS

10.1         Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if that other party commits any fundamental breach of its obligations under this Agreement and, in the case of a breach which is capable of remedy, fails to remedy the same within seven days after receipt of notice giving particulars of the breach and requiring it to be remedied.

10.2         HIL acknowledges that if it is in default in providing any of the Services then it shall attempt to remedy such default itself as soon as practicable and to the extent reasonably possible will put HIHL in the same position as HIL in relation to third party remedies to such defaults if it is not able to remedy such default itself.

10.3         HIHL acknowledges that if it is in default in providing any of the Services then it shall attempt to remedy such default itself as soon as practicable and to the extent reasonably possible will put HIL in the same position as HIHL in relation to third party remedies to such defaults if it is not able to remedy such default itself.

11.          TERMINATION FOR BREACH

Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

11.1        that other commits any continuing or material breach of any of the provisions of this Agreement (and for the avoidance of doubt the failure to pay any money due hereunder shall be such a material breach) and, in the case of such a breach which is capable of remedy, fails to remedy the same within seven days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied; and/or

11.2        a petition is presented for the winding up of that other or the making of an administration order in relation to that other or if an elective resolution is passed for the winding up of that other except for the purpose of a solvent reconstruction or amalgamation; and/or

11.3         an encumbrancer takes possession of or an administrative receiver or a receiver is validly appointed over any of the undertaking property assets (or any part thereof) of that other; and/or

11.4         that other makes any voluntary arrangement or composition with its creditors or becomes subject to an administration order; and/or

11.5         that other goes into liquidation; and/or

11.6         a distress execution or other process should be levied or enforced upon or against any of the assets or property of that other and is not discharged within 7 days of being levied or enforced; and/or

11.7         that other is deemed to be unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986; and/or

11.8         that other ceases or threatens to cease to carry on business; and/or

11.9         that other suffers any insolvency process equivalent or similar to any of the above under the laws of any jurisdiction.

12.          NO PARTNERSHIP

Nothing in this Agreement shall create or be deemed to create a partnership between the parties.

13.          ASSIGNMENT

The benefit (subject to the burden) of this Agreement may be assigned by HIHL to any person to whom it transfers the Businesses provided that such transferee undertakes in writing to HIL to assume all the obligations and liabilities of HIHL under this Agreement and to be bound by this Agreement as though it were HIHL and thereupon HIHL shall have no further rights or obligations hereunder. Save as aforesaid this Agreement is personal to the parties and neither party may assign any of its rights or sub-contract or otherwise delegate any of its obligations under this Agreement other than as provided by clause 9..

14.          ENTIRE AGREEMENT

14.1         This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter, supersedes and extinguishes all previous agreements and undertakings between the parties relating to the subject matter hereof and all and any representations and warranties previously given and/or made (other than those expressly set forth herein and other than any misrepresentation or breach of warranty which constitutes fraud) and may not be modified except by an instrument in writing signed by the duly authorised representative of the parties.

14.2         In particular (but without prejudice to the generality of the other provisions of this clause) each party acknowledges to the other (to the intent that the other shall execute this Agreement in reliance upon such acknowledgement) that it has not been induced to enter into this Agreement by nor relied upon any representation or warranty other than the representations and/or warranties expressly set forth in this Agreement.  This acknowledgement shall not apply to any misrepresentation and/or breaches of warranty which constitute fraud.

14.3         Without prejudice to the generality of the other provisions of this clause each party hereby irrevocably and unconditionally waives any right it may have to claim damages or to rescind this Agreement by reason of any misrepresentation and/or warranty not contained in the Agreement or in any document unless such misrepresentation and/or breach of warranty constitutes fraud.

15.          NOTICES

15.1        Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or by registered mail or facsimile transmission to the respective addresses or fax numbers set out below or such other addresses or fax number as a party may have notified to the other party in accordance with this clause 15.

to HIHL at:

Havant International Holdings Limited

Atnn. Mr D Holt

Langstone Road, PO9, ISA Havant, Hampshire, United Kingdom

fax no. 023 9245 3654

to HIL at:

Havant International Limited

Atnn. Mr D Holt

Langstone Road, PO9, ISA Havant, Hampshire, United Kingdom

fax no. 023 9245 3654

15.2        Proof of posting or dispatching shall be deemed proof of receipt:

15.2.1     in the case of a registered letter: on the third Business Day after posting;

15.2.2      in the case of a facsimile transmission: on the date following that upon which such notice is received by the addressee in a complete and legible form.

16.          AGREEMENT CONTINUES IN FORCE

This Agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at the date of termination notwithstanding that termination shall have taken place.

17.          SEVERABILITY

The invalidity, illegality or un-enforceability of any provision of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

18.          WAIVER

No waiver by any party hereto of any breach or non-fulfilment by any other party of any provision of this Agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision hereof and no failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver thereof. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

19.          VARIATIONS

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

20.          COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

21.          GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit for all purposes in connection with this Agreement to the non-exclusive jurisdiction of the English Courts.

AS WITNESS the hands of the Parties or their duly authorised representatives the day and year first above written.

SCHEDULE A

Services from HIL to HlHL

1.             Personnel Services

Item	Description
1.1	Employee Benefits Administration • PHI • Company Cars • Fuel Cards • Life Insurance • Private health and dental insurance • Pensions
1.2	Personnel Services • Interview Administrator • Staff Hires / Terminations
1.3	Payroll • Payroll Service • Payroll Reporting • Payslips
1.4	Personal Expenses System: • System Access to PEV’s • Processing of PEV’s • Reporting

2.             Finance Services

Item	Description
2.1	Credit Cards Administration • Diners Club processing • HSBC Card processing
2.2	Customs and Freight: • CFSP Bureau service licence subject to HMC&E approval • Access to CFSP System
2.3	Accounts Payable • Invoice Payments Processing and System Access

3.             Group Services

Item	Description
3.1	Group Finance Services • Bank Account Administration • Insurance Administration • Share Scheme Administration • Company Secretarial Service • Accounting and Internal Audit Service

4.             Information Systems

Item	Description
4.1	Local Area Network Maintenance
4.2	WAN – Access and Connectivity, managed as applicable.
4.3	Intranet • Use of Intranet including E Mail via Internet, remote access, calendar and data repository • Use of FTP Server • Desktop support
4.4	Desktop Hardware • IT group support
4.5	Software – Administration Services
4.6	BPCS • Support V60.02 PLF Cum 08 13 • Application Modules as in use Oct 2000 • Implementation of New Environment • Problem Resolution • BPCS Invoicing • Ongoing Process Development
4.7	Accounts Payable • Access to Accounts Payable Image System • Supply and / or support for System Hardware and Software
4.8

AS 400

•    AS 400 Console Operations to support the above BPCS Environments:

•    Error and service recovery activity

•    Back ups, security
•    Secure physical environment

•    Hardware maintenance and disaster recovery contracts and processes

4.9	Applications Support Applications Development
4.10	IS Consultancy Services in relation to all IS systems

Notes: -

1.     To enable provision of WAN service suitable space needs to be made available at HIHL locations for the siting of the necessary IT equipment.  Access to these areas needs to be made available to named HIL employees.   Also, local support in each location will need to be made available to support recovery of the IT equipment following any power interruptions.

2.     Any additional costs due to changes requested by HIHL in the IT set-up, will be passed on.  Such changes must be agreed with HIHL in advance. Any reduction in cost that can be negotiated as a result of a reduction in agreed service level will be passed on.

3.     All connected hardware must be protected with current versions of industry-recognised anti virus software, e.g. Norton Anti Virus.

4.     HIHL must not, without HIL’s prior agreement, make any changes to the IT network connectivity that could adversely impact network security or performance.

5.     Establishment of a separate BPCS environment will be run as a joint project

SCHEDULE B

1              Central Services

Item	Description
1.1	Health and Safety
• Use of Occupational Health Centre
1.2	Central Services Purchasing
• Administration of supplier contracts and orders

2              Warehousing Services

Item	Description
2.1	Mechanical Handling Equipment: • Maintenance of MH equipment • Training
2.2	Managed Warehousing Service • Anchorage Park • Langstone Road • Separate Service Level Agreement Applies
2.3	Transport Services: • Use of 7.5T truck between Langstone Road and Anchorage Park Locations • Driver / Operator Services

3              Building Services

Item	Description
3.1	Telephones • Use of the telephone system
3.2	Cleaning and Waste Disposal • Included in lease agreements, but additional cleaning at agreed rates
3.3	Printer Stationery • Paper for use in Shared printers and Photocopiers
3.4	Photocopiers • Use of photocopiers in Buildings 21, 24, 25, 26, 27. Charge as used.

SIGNED by	D. Holt.	)	/s/ D. Holt
)
for and on behalf of HAVANT		)
INTERNATIONAL LIMITED		)

SIGNED by	M. Dinnam.	)	/s/ M. Dinnam
)
for and on behalf of HAVANT INTERNATIONAL		)
HOLDINGS LIMITED		)